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EXHIBIT 99.4(h)

Individual Flexible Premium Deferred Annuity and Variable Accumulation Contract Endorsement (Form 0810-LA84)
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                                                                 EXHIBIT 99.4(h)

FIRST CAPITAL LIFE
INSURANCE COMPANY

                  INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITY
                 AND VARIABLE ACCUMULATION CONTRACT ENDORSEMENT

As required by Section 72(s) of the Internal Revenue Code of 1954, as amended by the Tax Reform Act of 1984, the contract is amended as follows.

The Rights of the Contract Owner provision of the YOUR CONTRACT WITH FIRST CAPITAL LIFE INSURANCE COMPANY section is amended by adding the following:

     . the right to choose the owner's beneficiary according to the DEATH OF OWNER - BENEFICIARY AND PROCEEDS section.

The last paragraph of the Rights of the Contract Owner provision is amended to read as follows:

     If you die before the annuitant, all of these rights belong to the owner's beneficiary unless these rights have been properly assigned (see the General Terms section on assignments). If there are joint owners, upon the death of the first joint owner the survivor will become sole owner.

The first paragraph of the FULL & PARTIAL WITHDRAWAL BENEFITS DURING ACCUMULATION PERIOD section is amended to read as follows:

     Subject to the BENEFICIARY AND PROCEEDS section, you may withdraw a part of the contract value or all of the contract value less the withdrawal charge, if any, by surrendering the contract to us (see CONTINGENT DEFERRED SALES CHARGE section). You may make the request:

     1. while this contract is in force during the annuitant's life, except that no withdrawal is permitted after the annuity date under Payment Plans D, E or F; or

     2. before the death of the owner, provided, if there are joint owners and the joint owners are husband and wife, then the death of the survivor thereof; further provided, if the joint owners are not husband and wife, then on the death of the first joint owner.

The following provision is added immediately following the BENEFICIARY AND PROCEEDS section:

Death of Owner - Beneficiary and Proceeds.

     The owner's beneficiary is the person named to receive the death benefit proceeds upon the owner's death during the accumulation period. The owner's beneficiary is as named in the application for this contract, unless later changed.

     You may name any owner's beneficiary to be an owner's permanent beneficiary. The interest of such owner's beneficiary cannot be changed without his or her written consent. Otherwise, you can change an owner's beneficiary as explained below.

     Unless you state otherwise, all rights of an owner's beneficiary, including an owner's permanent beneficiary, will end if he or she dies before the owner.

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     For the purpose of this provision, the term OWNER means any owner.  If there are joint owners, the term OWNER means the first joint owner to die unless the joint owners are husband and wife. If the joint owners are husband and wife and if the surviving spouse is the sole surviving joint tenant, the term OWNER refers to the survivor thereof.

Changing the Owner's Beneficiary.

     You may change the owner's beneficiary at any time during the owner's life. To do so, send a written request to our home office. The request must be in a form we accept. The change will go into effect when it is signed, subject to any payments we make or other actions we take before we record the change.

     A change cancels all prior owner's beneficiaries; except, it will not cancel any owner's permanent beneficiary without such owner's beneficiary's written consent.

Death Benefit - Owner Death.

     If the owner dies prior to the annuity date, we will pay the owner's beneficiary the death proceeds. No death benefit will be paid if the owner dies after the annuity date.

Proceeds - Owner Death.

     The proceeds payable on the owner's death will be the greater of:

     .    the contract value; or

     . the total of all premiums paid less reduction caused by previous withdrawals, if any.

     The death benefit proceeds will be determined at the end of the valuation period during which we receive due proof of death at our home office. The proceeds from the Separate Account will be immediately transferred to our General Account.

Payment of Proceeds - Owner Death.

     If the owner's beneficiary is the surviving spouse of the deceased owner, he or she may choose to receive a payment under any payment plan of this contract. For any other owner's beneficiary, only those options may be chosen that provide for complete distribution of such owner's interest in the contract:

     1. within 5 years of the date of such owner's death;

     2. over the lifetime of the owner's beneficiary; or

     3. over a period that does not exceed the life expectancy of such owner's beneficiary, as defined by the Internal Revenue Code and Regulations adopted under the Code.

     Subparagraphs (2) and (3) apply only to individuals. All such payments must start within one year of the date of such owner's death.

Contract Continuation - Surviving Spouse

     If the surviving spouse of the deceased owner is the owner's beneficiary, or is the sole surviving joint tenant, and if the deceased owner was not the sole annuitant, such spouse may choose to continue this contract in force on the same terms as before the owner's death.
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Death of Both Owner And Annuitant

     Payment will be made either to the beneficiary or to the owner's beneficiary, but not both, according to whichever first becomes applicable. If an owner is not also an annuitant, then, in the event the death of the owner and the annuitant is under


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     circumstances in which it cannot be determined who died first, payment will be made to the annuitant's beneficiary. If the owner and the annuitant are the same, payment will be made to the annuitant's beneficiary.

No Owner Beneficiary.

     If there is no owner beneficiary, the death benefit proceeds shall be paid to the joint owner, if any, otherwise to the annuitant.

Death After Annuity Date

     On the death of any owner after the annuity date, any guaranteed amounts remaining unpaid will continue to be paid to the annuitant pursuant to the payment plan in force at the date of death. On the death of the annuitant, any unpaid benefit available will be paid to the beneficiary of the annuitant in accordance with the Payment After a Payee Dies provision of the PAYMENT PLAN section.

     This amendment controls over any contrary provision in the contract.

Signed for the Company at La Jolla, California.


     /s/ ANDREW L. LOEB             /s/ FRED A. BUCK
     Secretary                      President



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